PRESS RELEASE

Micromet Enters Into Agreement for Solid Tumor BiTE Antibody with
Bayer Schering Pharma AG

BETHESDA, MD — January 12, 2009 — Micromet, Inc. (NASDAQ: MITI), a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases today announced the signing of an option, collaboration and license agreement with Bayer Schering Pharma AG, Germany, under which Bayer Schering Pharma has the exclusive option to obtain a license to one of Micromet’s preclinical BiTE antibodies against an undisclosed oncology target.

Under the terms of the agreement, Bayer Schering Pharma will pay Micromet a Euro 4.5 million fee (approx. US$ 6 million) to secure a one year option on a specific BiTE antibody.  Bayer Schering Pharma may exercise this option prior to January 5, 2010 through the additional payment of an option exercise fee.  The exercise of the option would trigger a formal collaboration between Micromet and Bayer Schering Pharma on the development of the BiTE antibody through the completion of phase 1 clinical trials, at which point Bayer Schering Pharma would assume full control of the further development and commercialization of the BiTE antibody.  Micromet would be eligible for an option exercise fee and milestone payments of up to Euro 290 million (approx. US$ 390 million) in total and up to double digit royalties based on tiered net sales of the product.  In addition, Micromet would be reimbursed for its R&D expenses incurred in connection with the development of the BiTE antibody in the collaboration with Bayer Schering Pharma.

“We are very pleased with Bayer Schering Pharma’s interest in this preclinical BiTE antibody program and their financial commitment to secure exclusive access for the next 12 months. This deal represents further validation of our BiTE antibody technology by a major oncology company,” said Christian Itin, Micromet’s Chief Executive Officer.

“Oncology is one of our core growth areas and biologicals are a key focus of our strategy.  We are excited about Micromet’s BiTE antibody technology and believe BiTE antibodies represent a novel and promising approach to cancer therapy,” said Prof. Andreas Busch, Member of the Board of Management of Bayer Schering Pharma AG responsible for Global Drug Discovery.

About BiTE Antibodies

BiTE® antibodies are designed to direct the body's cytotoxic, or cell- destroying, T cells against tumor cells, and represent a new therapeutic approach to cancer therapy. Typically antibodies cannot engage T cells because T cells lack the appropriate receptors for binding antibodies. Previous attempts have shown the potential of T cells to treat cancer, but the therapeutic approaches tested to date have been hampered by cancer cells’ ability to escape recognition by T cells. The use of BiTE antibodies that are specifically designed to engage T cells for attacking cancer cells may provide a more effective anti-tumor approach than conventional monoclonal antibodies.

About Micromet, Inc.

Micromet, Inc. (www.micromet-inc.com) is a biopharmaceutical company with offices in Bethesda, MD and Munich, Germany.  The Company is focused on developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases.  The Company’s novel antibody technology is based on its proprietary BiTE antibody platform, representing a new class of antibodies that specifically activate T cells from the patient's own immune system to eliminate cancer cells or other disease related cells.  Four of the Company’s antibodies are currently in clinical trials, with the remainder of its product pipeline in preclinical development. The Company’s lead program is a BiTE® antibody known as blinatumomab, or MT103.  It is in a phase 2 clinical trial for the treatment of patients with acute lymphoblastic leukemia and a phase 1 clinical trial for the treatment of patients with non-Hodgkin's lymphoma.  Micromet is developing blinatumomab in collaboration with MedImmune, LLC, a subsidiary of AstraZeneca plc. Micromet’s second BiTE antibody in clinical development is MT110, which targets the epithelial cell adhesion molecule (EpCAM).  The Company owns all rights MT 110, which is currently in a phase 1 clinical trial for the treatment of patients with solid tumors.  The Company’s third clinical stage antibody is adecatumumab, also known as MT201, a traditional human monoclonal antibody that targets EpCAM-expressing solid tumors.  Micromet is developing adecatumumab in collaboration with Merck Serono in a phase 1b clinical trial evaluating adecatumumab in combination with docetaxel for the treatment of patients with metastatic breast cancer.  Micromet licensed a fourth clinical stage antibody, MT 293, to TRACON Pharmaceuticals, Inc.  MT 293 is developed in a phase 1 clinical trial for the treatment of patients with cancer.  The Company’s preclinical programs include MT 203 being developed in collaboration with Nycomed.  MT 203 is a traditional human antibody neutralizing the activity of granulocyte/macrophage colony stimulating factor (GM-CSF), which has potential applications in the treatment of inflammatory and autoimmune diseases, such as rheumatoid arthritis, psoriasis, or multiple sclerosis.  Additional BiTE antibodies, targeting CEA, CD33, Her2, EGFR and MCSP, respectively, are in different stages of preclinical development.

Forward-Looking Statements

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding the efficacy, safety and intended utilization of our product candidates, the development of our BiTE antibody technology, the conduct, timing and results of future clinical trials, expectations of the future expansion of our product pipeline and collaborations, and our plans regarding future presentations of clinical data. You are urged to consider statements that include the words "ongoing," "may," "will," "believes," "potential," "expects," "plans," "anticipates," "intends," or the negative of those words or other similar words to be uncertain and forward-looking. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that product candidates that appeared promising in early research, preclinical studies or clinical trials do not demonstrate safety and/or efficacy in subsequent clinical trials, the risk that encouraging results from early research, preclinical studies or clinical trials may not be confirmed upon further analysis of the detailed results of such research, preclinical study or clinical trial, the risk that additional information relating to the safety, efficacy or tolerability of our product candidates may be discovered upon further analysis of preclinical or clinical trial data, the risk that we or our collaborators will not obtain approval to market our product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborators, including MedImmune, Merck Serono, TRACON and Nycomed, for the funding or conduct of further development and commercialization activities relating to our product candidates. These factors and others are more fully discussed in Micromet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 14, 2008, as well as other filings by the company with the SEC.

Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made. Micromet, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information

US Media:	European Media:
Andrea tenBroek/Chris Stamm	Ludger Wess
(781)-684-0770	+49 (40) 8816 5964
micromet@schwartz-pr.com	ludger@akampion.com

US Investors:	European Investors:
Susan Noonan	Ines-Regina Buth
(212) 966-3650	+49 (30) 2363 2768
susan@sanoonan.com	ines@akampion.com